As filed with the Securities and Exchange Commission on April 24, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Biota Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	59-1212264
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2500 Northwinds Parkway, Suite 100 Alpharetta, GA	30009
(Address of Principal Executive Offices)	(Zip Code)

Non-Plan Stock Units Agreement with Russell H. Plumb
Letter Agreement for Stock Option Grant with Russell H. Plumb
Non-Plan Stock Units Agreement with Joseph M. Patti
Letter Agreement for Stock Option Grant with Joseph M. Patti
Letter Agreement for Stock Option Grant with Peter Azzarello
(Full Title of the Plans)

Russell H. Plumb
Biota Pharmaceuticals, Inc.
2500 Northwinds Parkway, Suite 100
Alpharetta, GA 30009
(Name and Address of Agent For Service)

(678) 762-3240
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.10 par value (issuable pursuant to Letter Agreement for Stock Option Grant with Russell H. Plumb)	573,286	$4.07	(2)	$2,333,275	$319
Common Stock, $0.10 par value (issuable pursuant to Non-Plan Stock Units Agreement with Russell H. Plumb)	143,322	$4.05	(3)	$580,455	$80
Common Stock, $0.10 par value (issuable pursuant to Letter Agreement for Stock Option Grant with Joseph M. Patti)	358,304	$4.07	(2)	$1,458,298	$199
Common Stock, $0.10 par value (issuable pursuant to Non-Plan Stock Units Agreement with Joseph M. Patti)	71,661	$4.05	(3)	$290,228	$40
Common Stock, $0.10 par value (issuable pursuant to Letter Agreement for Stock Option Grant with Peter Azzarello)	85,000	$3.98	(4)	$338,300	$47
Total	1,231,573	N/A		$5,000,556	$685

(1)           This Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.10 (the “Common Stock”), that become issuable under the above-referenced agreements during the effectiveness of this Registration Statement by reason of any stock dividend, stock split, recapitalization or similar transaction, effected without the Registrant’s receipt of consideration, which would increase the number of outstanding shares of Common Stock.

(2)           Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the maximum offering price is based on the exercise price of the stock option, which is equal to $4.07 per share of Common Stock.

(3)           Calculated pursuant to Rule 457(c) under the Securities Act, the maximum offering price is based on the average of the high and low per share sales price of the Common Stock as reported by The Nasdaq Global Select Market on April 18, 2013.

(4)           Calculated pursuant to Rule 457(h) under the Securities Act, the maximum offering price is based on the exercise price of the stock option, which is equal to $3.98 per share of Common Stock.

EXPLANATORY NOTE

Biota Pharmaceuticals, Inc. (the “Registrant”) hereby files this registration statement on Form S-8 to register an aggregate of (1) 1,016,590 shares of the Registrant’s common stock, $0.10 par value (“Common Stock”), for issuance upon exercise of stock options and (2) 214,983 shares of Common Stock issuable pursuant to the vesting of stock unit awards, all of which are being awarded outside of the Registrant’s stockholder-approved plan as inducement grants in connection with the hiring of Russell H. Plumb, Joseph M. Patti and Peter Azzarello.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, as amended by the Form 10-K/A filed with the Commission on April 30, 2012;

(b) the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012, June 30, 2012, September 30, 2012, and December 31, 2012;

(c) the Registrant’s Current Reports on Form 8-K filed with the Commission on each of the following dates: April 23, 2012, April 26, 2012, June 14, 2012, July 12, 2012 ( as amended by the Current Report on Form 8-K/A filed with the Commission on July 12, 2012), July 20, 2012, August 8, 2012, September 18, 2012, September 25, 2012, October 16, 2012, October 17, 2012, October 19, 2012, October 23, 2012, October 24, 2012, October 26, 2012, November 5, 2012, November 15, 2012 (as amended by the Current Report on Form 8-K/A filed with the Commission on January 23, 2013), December 11, 2012; January 25, 2013; and April 15, 2013;

(d) the Registrant’s definitive proxy statement on Schedule 14A filed with the Commission on August 7, 2012, as amended and supplemented by the definitive additional materials filed September 25, 2012; and

(e) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10, filed with the Commission on May 4, 1970, as amended by the Company’s Current Report on Form 8-K (File No. 000-04829) filed with the Commission on August 15, 2003.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys’ fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s by-law, agreement, vote or otherwise.

In accordance with Section 145 of the DGCL, Article VII of our By-Laws provides that we shall indemnify each person who is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action suit, action or proceeding if such person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was lawful.

In addition, we have entered into indemnification agreements with each of our executive officers and directors. We also maintain an officers and directors liability insurance policy.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.        Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rockville, Maryland, on this 24th day of April, 2013.

BIOTA PHARMACEUTICALS, INC.

By:	/s/ Russell H Plumb

Russell H Plumb

Chief Executive Officer and President
(Duly Authorized Officer)

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Biota Pharmaceuticals, Inc., hereby severally constitute and appoint Russell H. Plumb and Ronald B. Kocak, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Biota Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Russell H Plumb	Director, Chief Executive Officer and President	April 24, 2013
Russell H Plumb	(Principal Executive Officer and Principal Financial Officer)

/s/ Ronald B. Kocak	Corporate Controller and Chief Accounting Officer	April 24, 2013
Ronald B. Kocak	(Principal Accounting Officer)

/s/ James Fox, Ph.D.	Chairman of the Board	April 24, 2013
James Fox, Ph.D.

/s/ Paul Bell	Director	April 24, 2013
Paul Bell

/s/ Peter Cook	Director	April 24, 2013
Peter Cook

/s/ Geoffrey Cox, Ph.D.	Director	April 24, 2013
Geoffrey Cox, Ph.D.

/s/ Jeffrey Errington, Ph.D.	Director	April 24, 2013
Jeffrey Errington, Ph.D.

/s/ Richard Hill	Director	April 24, 2013
Richard Hill

INDEX TO EXHIBITS

Number	Description

4.1	Composite Certificate of Incorporation of Biota Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q filed on February 11, 2013)

4.2	By-Laws of Biota Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-Q filed on February 11, 2013)

5.1	Opinion of DLA Piper LLP (US), counsel to the Registrant

23.1	Consent of Ernst & Young LLP

23.2	Consent of PricewaterhouseCoopers

23.3	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

24.1	Power of attorney (included on the signature pages of this registration statement)

99.1	Form Non-Plan Stock Units Agreement (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on November 14, 2012)

99.2	Form of Letter Agreement for Stock Option Grant (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on November 14, 2012)